Exhibit 10.92

CORRECTIONAL SERVICES CORPORATION

1819 Main Street		Phone (941) 953-9199
Suite 1000		1-800-275-3766
Sarasota, Florida 34236	December 14, 1999	Fax (941) 953-9198

VIA HAND DELIVERY

Region Enterprises, Inc.
7200 Evergreen Road
Fort Worth, Texas 76118

Attention: Ronnie Region

LEASE EXTENSION AGREEMENT

Re:	Lease Agreement dated May 16, 1994 by and between Region Enterprises, Inc. and Esmor Fort Worth, Inc. (now known as Correctional Services Corporation) for 600 North Henderson Street Fort Worth, Texas

Ladies and Gentlemen:

The purpose of this letter is to confirm the agreement between Correctional Services Corporation (“Tenant”) and Region Enterprises, Inc. (“Landlord”) concerning the extension of the term of the above-referenced Lease Agreement (a copy of which is attached to this letter as Exhibit A). This letter agreement, when executed by Tenant and Landlord, shall serve as an addendum to the Lease Agreement and become part thereof.

1.	Term.

The term of the Lease Agreement has been extended, effective as of 12:01 a.m on April 16, 1999, for an additional period of ten (10) years to expire at midnight on April 15, 2009 (the “Extension Term”); provided, however, that Tenant shall have the right to terminate the Lease Agreement at any time, with or without cause, by delivering to Landlord at least 12 months advance written notice of its intention to terminate the Lease Agreement, which notice shall set forth the effective date of the termination of the Lease Agreement.

2.	Rent.

	a)	During the first 24 months of the Extension Term (i.e., until April 16, 2001), Tenant shall continue to pay to Landord rent in the amount of $11,252.97 per month.

	b)	Effective as of April 16, 2001, and then again on April 16th each year during the remainder of the Extension Term (each such date being referred to herein as an “Anniversary Date”), the monthy rent to be paid by Tenant to Landlord during the immediately succeeding year shall be adjusted by an amount corresponding to the percentage increase, if any, in the Consumer Price Index (U.S. Cities Average), as

An Equal Opportunity Employer

www.correctionalservices.com

Region Enterprises, Inc.
December 9, 1999

published by the United States Department of Labor, during the period which began on April 16th of the previous year and ends on the applicable Anniversary Date; provided, however, that in no event shall the monthly rent be increased on any Anniversary Date by an amount greater than 5% of the monthly rent in effect on the applicable Anniversary Date. For purposes of making each such adjustment, the CPI figures to be used by the parties shall be the CPI most recently published by the United States Department of Labor prior to each relevant date. If there shall be no increase in the CPI or a decrease in the CPI during the applicable period, then the monthly rent payable by Tenant shall remain at the level in effect on the Anniversary Date.

c)	Other Terms and Conditions.

Sections 16.01 and 16.03 of the Lease Agreement have been superceded by the terms hereof and are hereby deleted from the Lease Agreement in their entirety. Each of the other terms, conditions and provisions of the Lease Agreement shall remain in effect as set forth in the Lease Agreement during the Extension Term, and, by signing this letter agreement, each of the parties ratifies and confirms each such term, condition and provision.

If the foregoing accurately reflects our agreement, kindly sign and return to me the enclosed copy of this letter in order to confirm the agreement of Region Enterprises to these terms. Please retain the original copy of this letter for your files.

Yours truly,
/s/ James F. Slattery
James F. Slattery President and Chief Executive Officer

CONFIRMED AND AGREED TO
On behalf of Region Enterprises, Inc.

By:	/s/ Earl Region
Name: Earl Region
Title: President

Dated: 12/14, 1999